UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report – December 31, 2008

(Date of earliest event reported)

PENN NATIONAL GAMING, INC.

 (Exact name of registrant as specified in its charter)

Pennsylvania	0-24206	23-2234473
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification
Number)

825 Berkshire Blvd., Suite 200, Wyomissing, PA		19610
(Address of principal executive offices)		(Zip Code)

Area Code (610) 373-2400

(Registrant’s telephone number)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 to Form 8-K):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 29, 2008, the Board of Directors of Penn National Gaming, Inc. (the “Company”) approved amendments, effective as of December 31, 2008, to the employment agreement between the Company and Timothy Wilmott, the Company’s President and Chief Operating Officer.  The amendments make Mr. Wilmott’s agreement consistent with the employment agreements of the Company’s other executive officers.  In addition, certain technical amendments were necessary to address Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and interpretive guidance issued under such section.

Set forth below is a summary of the material changes to the agreement:

•      The definition of termination “with cause” was amended to be consistent with the definition included in the employment agreements with the Company’s other executive officers.

•      The amount of severance payable upon termination of employment (other than with cause or voluntarily by Mr. Wilmott without good reason) was increased from eighteen months to the greater of twenty-four months or the number of months remaining in the employment term (December 31, 2008 through July 3, 2013).  The monthly rate of severance compensation continues to be based on the highest monthly salary paid during the preceding twenty-four months plus the highest cash bonus paid during the preceding two calendar years (on a monthly basis).

•      The non-competition restriction period was increased from twelve months to (a) the duration of the applicable severance payment period if Mr. Wilmott is terminated by the Company or (b) the period remaining in the employment term if he resigns without good reason (as defined in the agreement).  In the event that Mr. Wilmott is terminated by the Company other than with cause, he has the option to terminate the applicable non-competition period by agreeing to forfeit a pro rata portion of any of the severance payments paid or payable under the agreement.

•      The amount of consideration payable in the event of a change of control (as defined in the agreement) was increased from 2.0 times to 3.0 times the highest annual salary paid during the preceding twenty-four months plus the highest annual cash bonus paid during the preceding two calendar years.  Further, the requirement that Mr. Wilmott be terminated without cause or resign for good reason within twelve months of the effective date of the change of control in order to trigger the payment was eliminated.

•      In the event that Mr. Wilmott receives severance payments that are subject to excise taxes imposed by Section 4999 of the Code, the Company has agreed to pay Mr. Wilmott an additional amount so that the net amount retained by him, after giving effect to the payment of such taxes and any taxes related to the gross-up payment, is equal to the amount of severance payments payable pursuant to the agreement less normal and ordinary taxes imposed on such payments.

The foregoing is a summary only.  The entire text of the Employment Agreement entered into on December 31, 2008 by and between the Company and Timothy Wilmott is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Employment Agreement entered into on December 31, 2008 by and between the Company and Timothy Wilmott.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 7, 2009	PENN NATIONAL GAMING, INC.

	By:	/s/ Robert S. Ippolito
Robert S. Ippolito
Vice President, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement entered into on December 31, 2008 by and between the Company and Timothy Wilmott.